Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2014 RESULTS

Irvine, California — April 30, 2014 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended March 29, 2014, and its outlook for the second quarter of 2014.  The company noted the following regarding the first quarter results:

•                        Net sales of $146.9 million;

•                        New orders of $147.3 million;

•                        Net income attributable to Newport Corporation of $7.9 million, or $0.19 per diluted share, when measured according to generally accepted accounting principles (GAAP);

•                        Non-GAAP net income of $11.6 million, or $0.29 per diluted share, excluding the amortization of intangible assets, stock-based compensation expense, acquisition-related, restructuring and severance costs, a gain on sale of assets and the tax impact of the excluded amounts; and

•                        Cash generated from operations of $9.4 million, and a reduction in debt of $12.5 million, resulting in a net debt position of $12.8 million at the end of the quarter.

Commenting on the results, Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “Newport’s positive financial results in the first quarter of 2014 reflect the continued strength we are experiencing in our business.  Our first quarter sales of $146.9 million increased 10.8% year-over-year, and we leveraged this increase into a 60.5% increase in non-GAAP operating income and an 81.3% increase in non-GAAP net income per diluted share.”

Sales and Orders

Newport’s sales and orders by end market were as follows:

				Percentage	Percentage
	Three Months Ended			Change vs.	Change vs.
	March 29,	December 28,	March 30,	Prior	Prior Year
(In thousands, except percentages, unaudited)	2014	2013	2013 (1)	Quarter	Period

Sales by End Market

Scientific research	$31,881	$33,077	$30,902	-3.6%	3.2%
Microelectronics	33,953	39,639	27,721	-14.3%	22.5%
Life and health sciences	34,262	32,902	31,220	4.1%	9.7%
Defense and security	11,577	13,875	15,403	-16.6%	-24.8%
Industrial manufacturing and other	35,217	34,683	27,361	1.5%	28.7%
Total	$146,890	$154,176	$132,607	-4.7%	10.8%

Orders by End Market

Scientific research	$28,255	$34,729	$31,650	-18.6%	-10.7%
Microelectronics	42,579	53,504	28,185	-20.4%	51.1%
Life and health sciences	29,662	29,951	29,884	-1.0%	-0.7%
Defense and security	11,325	14,111	14,927	-19.7%	-24.1%
Industrial manufacturing and other	35,463	34,476	28,939	2.9%	22.5%
Total	$147,284	$166,771	$133,585	-11.7%	10.3%

Note:

(1)         Certain prior period amounts have been reclassified to conform to the current period presentation.

In the first quarter of 2014, the company’s sales and orders both increased slightly more than 10% compared with the prior year period.  The year-over-year increase in sales was driven by higher levels in all of the company’s end markets, except for the defense and security end markets, which continued to be adversely impacted by government funding constraints, primarily in the United States.  The year-over-year increase in orders was driven by very strong activity from customers in the company’s microelectronics and industrial manufacturing and other end markets, offset by decreases in orders from customers in its scientific research and defense and security end markets.

On a sequential basis, sales and orders declined 4.7% and 11.7%, respectively.  The sequential decline in sales was due primarily to lower sales to customers in the company’s microelectronics, scientific research and defense and security end markets, offset by slight increases in sales to customers in its life and health sciences and industrial manufacturing and other end markets.  The sequential sales decline in the microelectronics end market resulted primarily from the company’s divestiture of its MRSI business, which contributed approximately $3 million of sales to this market in the fourth quarter of 2013.  The sequential decline in orders was due primarily to a $14 million order in the fourth quarter of 2013 from a microelectronics end market customer for a collaborative development program that did not repeat in the first quarter, and lower orders from customers in the scientific research and defense and security end markets.  Activity levels in the scientific research and defense and security end markets continued to be adversely impacted by government funding constraints.

Operating Income and Net Income

Newport reported operating income for the first quarter of 2014 of $12.5 million, or 8.5% of net sales, when calculated in accordance with GAAP.  On a non-GAAP basis, excluding the amortization of intangible assets, stock-based compensation expense, acquisition-related, restructuring and severance costs and a gain on sale of assets, the company’s operating income for the first quarter of 2014 was $17.9 million, or 12.2% of net sales.

On a GAAP basis, the company reported net income attributable to Newport Corporation for the first quarter of 2014 of $7.9 million, or $0.19 per diluted share.  On a non-GAAP basis, excluding the items referenced above and the tax impact of such excluded amounts, the company’s net income for the first quarter of 2014 was $11.6 million, or $0.29 per diluted share.

The company has provided a reconciliation of its gross profit, operating income, net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis following the statements of income and comprehensive income included in this release.  Management believes that the supplemental presentation of non-GAAP financial information provides insight into the company’s core business results, as well as a useful resource for comparison of its financial results between periods.

Cash, Cash Equivalents and Marketable Securities

In the first quarter of 2014, Newport generated $9.4 million in cash from operations, and reduced its total indebtedness by $12.5 million.  As of March 29, 2014, the company had $76.0 million in total indebtedness and $63.2 million in cash, restricted cash and marketable securities.

Financial Outlook

Commenting on Newport’s outlook, Mr. Phillippy said, “We are off to a good start in 2014, and our first quarter results provide us with a strong foundation to build on.  In the second quarter of 2014, we expect sales to be in the range of $147 million to $153 million, which would be 9.5% to 14.0% higher than the second quarter of 2013.  As a result, we also expect significant year-over-year increases in our non-GAAP operating income and non-GAAP earnings per diluted share in the second quarter of 2014.  We are successfully executing on our strategic initiatives to introduce innovative new products and capture design wins with our industry-leading customers to drive sales and profit growth.  In addition, we expect this strong financial performance to generate increasing levels of cash that we will use to accelerate our growth and enhance shareholder value.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense and security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President, Chief Financial Officer and Treasurer, will host an investor conference call today, April 30, 2014, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2014 and its business outlook for the remainder of 2014.  The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors.  The call also will be available to investors and analysts by dialing 877-375-4189 within the U.S. and Canada or 973-935-2046 from abroad.

The webcast will be archived on the Newport website and can be reached through the same link.  An archived webcast will also be available on Newport’s investor relations app.  A telephonic playback of the conference call will be available by calling 855-859-2056 within the U.S. and Canada and 404-537-3406 from abroad.  Playback will be available beginning at 8:00 p.m. Eastern time on Wednesday, April 30, 2014, and continue through 11:30 p.m. Eastern time on Wednesday, May 7, 2014.  The replay passcode is 30735412.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s expectation of continued momentum in its business; the company’s expected sales level in the second quarter of 2014 and its expectation of significant year-over-year increases in non-GAAP operating income and non-GAAP earnings per diluted share in the second quarter of 2014; the company’s expectation that it will drive future sales and profit growth by successfully introducing new products and capturing new design wins with industry-leading customers; and the company’s expectation of generating increasing levels of cash flow to accelerate its growth and enhance shareholder value.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense and security industries; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended
	March 29,	March 30,
(In thousands, except per share amounts)	2014	2013

Net sales	$146,890	$132,607
Cost of sales	81,431	77,475
Gross profit	65,459	55,132

Selling, general and administrative expenses	39,206	37,608
Research and development expense	14,138	13,101
Gain on sale of assets	(411)	—
Operating income	12,526	4,423

Interest and other expense, net	(976)	(2,137)
Income before income taxes	11,550	2,286

Income tax provision (benefit)	3,609	(448)
Net income	7,941	2,734
Net income (loss) attributable to non-controlling interests	55	(12)
Net income attributable to Newport Corporation	$7,886	$2,746

Net income	$7,941	$2,734
Other comprehensive income:
Foreign currency translation gains (losses)	461	(2,452)
Unrecognized net pension gains	43	190
Unrealized gains (losses) on marketable securities	20	(98)
Comprehensive income	$8,465	$374

Comprehensive income (loss) attributable to non-controlling interests	$69	$(61)
Comprehensive income attributable to Newport Corporation	8,396	435
Comprehensive income	$8,465	$374

Net income per share attributable to Newport Corporation:
Basic	$0.20	$0.07
Diluted	$0.19	$0.07

Shares used in the computation of net income per share:
Basic	39,525	38,601
Diluted	40,499	39,260

Other operating data:
New orders received during the period	$147,284	$133,585
Backlog at the end of period scheduled to ship within 12 months	$192,122	$149,716

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended
	March 29,	March 30,
(In thousands, except per share amounts)	2014	2013
Net sales	$146,890	$132,607

Cost of sales:
Cost of sales - GAAP	$81,431	$77,475
Amortization of intangible assets	962	895
Stock-based compensation expense	212	209
Acquisition-related, restructuring and severance costs	—	403
Non-GAAP cost of sales	80,257	75,968
Non-GAAP gross profit	$66,633	$56,639

Non-GAAP gross profit as a percentage of net sales	45.4%	42.7%

Operating income:
Operating income - GAAP	$12,526	$4,423
Amortization of intangible assets	2,479	2,586
Stock-based compensation expense	2,337	2,269
Acquisition-related, restructuring and severance costs	968	1,874
Gain on sale of assets	(411)	—
Non-GAAP operating income	$17,899	$11,152

Non-GAAP operating income as a percentage of net sales	12.2%	8.4%

Net income attributable to Newport Corporation:
Net income - GAAP	$7,886	$2,746
Amortization of intangible assets	2,479	2,586
Stock-based compensation expense	2,337	2,269
Acquisition-related, restructuring and severance costs	968	1,874
Gain on sale of assets	(411)	—
Income tax provision on non-GAAP adjustments	(1,691)	(3,315)
Non-GAAP net income	$11,568	$6,160

Net income per diluted share attributable to Newport Corporation:
Net income - GAAP	$0.19	$0.07
Total non-GAAP adjustments	0.10	0.09
Non-GAAP net income per diluted share	$0.29	$0.16

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	March 29,	December 28,
(In thousands)	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$52,602	$53,710
Restricted cash	2,397	2,305
Marketable securities	8,191	8,219
Accounts receivable, net	96,629	96,388
Inventories, net	105,284	103,383
Deferred income taxes	22,521	22,437
Prepaid expenses and other current assets	18,152	14,769
Total current assets	305,776	301,211

Property and equipment, net	81,237	80,516
Goodwill	78,806	78,801
Deferred income taxes	4,481	4,474
Intangible assets, net	64,897	67,342
Investments and other assets	32,494	32,885
	$567,691	$565,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$4,991	$4,861
Accounts payable	32,264	31,714
Accrued payroll and related expenses	30,938	31,015
Accrued expenses and other current liabilities	37,522	35,341
Total current liabilities	105,715	102,931

Long-term debt, net	70,988	83,646
Pension liabilities	27,191	27,093
Other liabilities	22,760	23,182

Total stockholders’ equity of Newport	340,009	326,968
Non-controlling interests	1,028	1,409
Total stockholders’ equity	341,037	328,377
	$567,691	$565,229